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Exhibit 4.8

Silver Wheaton Corp.

Offering of Common Shares

Term Sheet	March 2, 2015

A preliminary short form prospectus containing important information relating to the securities described in this document has not yet been filed with the securities regulatory authorities in each of the provinces of Canada. A copy of the preliminary short form prospectus, and any amendment, is required to be delivered with this document.

There will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final short form prospectus has been issued.

This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the preliminary short form prospectus, final short form prospectus and any amendment, for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

Issuer:	Silver Wheaton Corp. (the "Company")
Issue:	Treasury offering of 38,930,000 common shares (the "Common Shares")
Issue Amount:	US$800,011,500
Issue Price:	US$20.55 per Common Share
Over-Allotment Option:
The underwriters shall have the option, exercisable in whole or in part for a period of 30 days after Closing, to purchase up to an additional 5,839,500 Common Shares at the Issue Price and on the same terms and conditions as set forth herein to cover over-allotments, if any, and for market stabilization.
Use of Proceeds:	The net proceeds of the offering will be used fund the acquisition of an additional 25% of the payable gold from Vale S.A.'s Salobo copper asset in Brazil and for general corporate purposes.
Dividends:
Dividends are payable on a quarterly basis. The current policy of the board of directors is to declare a quarterly dividend per Common Share equal to 20% of the average cash generated by the Company's operating activities in the previous four quarters divided by the then outstanding Common Shares and rounded to the nearest cent. The declaration, timing, amount and payment of dividends remains at the discretion of the Company's board of directors.
Issue Type:
Bought underwritten public issue, eligible for sale in all provinces of Canada pursuant to a short form prospectus, and in the United States pursuant to registration under the Multi-Jurisdictional Disclosure System, and internationally as permitted.
Conditions:	Subject to standard bought deal terms and conditions for cross-border transactions of this type.
Listing:	The existing common shares of Silver Wheaton are listed on the TSX and the NYSE under the symbol "SLW".
Eligibility:	Eligible under the usual statutes and for RRSPs, RRIFs, RESPs, DPSPs, RDSPs, and TFSAs.

Silver Wheaton Corp.

Offering of Common Shares

Term Sheet	March 2, 2015

Sole Bookrunner:	Scotia Capital Inc.
Underwriting Fee:	3.75%, payable upon Closing.
Closing:	On or about March 17, 2015

The offering will be made in the United States pursuant to the Multi-Jurisdictional Disclosure System. A registration statement on Form F-10 relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or you may request it from Scotia Capital Inc. in Canada, Attention: Equity Capital Markets (tel:416-862-5837), Scotia Plaza, 66th Floor, 40 King Street West, M5W 2X6, Toronto, Ontario; or in the U.S., Attention: Equity Capital Markets (tel:212-225-6853), 250 Vesey Street, 24th Floor, New York, New York, 10281.

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  Exhibit 4.8